Exhibit 99.1

PRESS RELEASE
Contact:	Investors:
Michael J. Lambert	Stephan Ogilvie
EVP & Chief Financial Officer	VP, Corporate Development & Investor Relations
NuVasive, Inc.	NuVasive, Inc.
858-909-3394	201-322-6515
investorrelations@nuvasive.com	investorrelations@nuvasive.com

Media:
Nicholas S. Laudico
The Ruth Group
646-536-7030
nlaudico@theruthgroup.com

NuVasive Announces Preliminary Unaudited

Full Year 2012 Revenue Results

SAN DIEGO, January 9, 2013 - NuVasive, Inc. (Nasdaq: NUVA), a medical device company focused on developing minimally disruptive surgical products and procedures for the spine, announced today preliminary unaudited revenue results for the full year ended December 31, 2012. NuVasive anticipates full year 2012 revenue of approximately $619 million. The unaudited results compare to previously issued guidance of $601 million to $606 million in revenue for the full year 2012.

NuVasive expects 2013 revenue to approximate $655 million. The Company anticipates revenue growth will ramp over the course of the year as the contribution from new product launches and new geographic expansion accelerates near year end. Revenue guidance contemplates stable market conditions with some continuation of the dynamics that surfaced late in 2012, offset in part by the Company’s ongoing efforts to reestablish and sustain sales momentum.

Alex Lukianov, Chairman and Chief Executive Officer, said, “Based on our preliminary results, we achieved year over year revenue growth of 15% in 2012, ahead of our initial expectations at the start of the year, and well above our most recent fourth quarter guidance following a soft third quarter. NuVasive executed exceptionally well to aggressively address market and competitive challenges in 2012. We anticipate that our market share taking strategy and momentum can be sustained in 2013. The entire NuVasive family remains laser focused on changing spine surgery with innovative solutions and executing our market share taking strategy to fuel growth at several multiples of the industry while improving operating profitability.”

The Company announced anticipated full year 2012 revenue in advance of the J.P. Morgan Healthcare Conference, where Chairman and Chief Executive Officer, Alex Lukianov, will present at 9:00 a.m. PST today, January 9, 2013. A live webcast of the presentation will be available online from the investor relations page of the Company’s corporate website at www.nuvasive.com. After the live webcast, the presentation will remain available on the website for 30 days.

The Company is working to close the 2012 financial statements and to finalize ongoing accounting adjustments, including those with non-cash impacts. These non-cash items are expected to involve an impairment charge related to certain acquired assets resulting from ongoing asset impairment testing. The Company will announce complete financial and operating results of its fourth quarter and the full year ended December 31, 2012, and will provide detailed revenue and profitability guidance for the full year 2013 after the market closes on February 26, 2013. The Company will hold a conference call to discuss the results that day at 5:30 p.m. ET (2:30 p.m. PST). The dial-in numbers are 1-877-407-9039 for domestic callers and 1-201-689-8470 for international callers. A live webcast of the conference call will be available online from the investor relations page of the Company’s corporate website at www.nuvasive.com.

After the live webcast, the call will remain available on NuVasive’s website, www.nuvasive.com, through March 26, 2013. In addition, a telephone replay of the call will be available until March 12, 2013. The replay dial-in numbers are 1-877-870-5176 for domestic callers and 1-858-384-5517 for international callers. Please use pin number 406960.

About NuVasive

NuVasive is a medical device company focused on developing minimally disruptive surgical products and procedurally integrated solutions for the spine. The Company is the 4th largest player in the $7.9 billion global spine market.

NuVasive’s principal product offering is based on its Maximum Access Surgery, or MAS® platform. The MAS platform combines several categories of solutions that collectively minimize soft tissue disruption during spine surgery with maximum visualization and safe, easy reproducibility for the surgeon: a proprietary software-driven nerve avoidance system and intra-operative monitoring support; MaXcess®, a unique split-blade retractor system; a wide variety of specialized implants; and several biologic fusion enhancers. MAS significantly reduces surgery time and returns patients to activities of daily living much faster than conventional approaches. Having redefined spine surgery with the MAS platform’s lateral approach, known as eXtreme Lateral Interbody Fusion, or XLIF®, NuVasive has built an entire spine franchise. With over 75 products today spanning lumbar, thoracic and cervical applications, the Company will continue to expand and evolve its offering predicated on its R&D focus and dedication to outstanding service levels supported by a culture of Absolute Responsiveness®.

NuVasive cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause NuVasive’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. The potential risks and uncertainties that could cause actual growth and results to differ materially include, but are not limited to: the risk that NuVasive’s revenue or earnings projections may turn out to be inaccurate because of the preliminary nature of the forecasts; the risk of further adjustment, or unanticipated difficulty in selling products or generating expected profitability; and other risks and uncertainties more fully described in NuVasive’s press releases and periodic filings with the Securities and Exchange Commission. NuVasive’s public filings with the Securities and Exchange Commission are available at www.sec.gov. NuVasive assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

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